Exhibit 99.1

G1 Therapeutics Makes Key Executive Appointments

Barclay Phillips appointed Chief Financial Officer and Senior Vice President, Corporate Development

Chandra Lovejoy named Vice President, Global Regulatory Affairs

RESEARCH TRIANGLE PARK, N.C., November 8, 2017 – G1 Therapeutics, Inc. (NASDAQ: GTHX), a clinical-stage oncology company, today announced the appointments of Barclay (Buck) Phillips as Chief Financial Officer and Senior Vice President, Corporate Development, and Chandra Lovejoy as Vice President, Global Regulatory Affairs.

“We are pleased to welcome Buck and Chandra to the G1 team. Buck has strong cross-functional expertise having led financial strategy and reporting for two publicly traded biotechnology companies, as well as a deep understanding of the equity capital markets from his time as an investor. Buck’s leadership and experience in public financings and corporate development will help catalyze G1’s next phase of growth,” said Mark Velleca, MD, PhD, Chief Executive Officer of G1 Therapeutics. “In addition, we look forward to leveraging Chandra’s expertise in global regulatory strategy and clinical trial design as we advance our therapies toward multiple data readouts in 2018, and expand our pipeline through additional studies.”

Mr. Phillips brings to G1 more than 25 years of capital markets, financial strategy and business development experience in life sciences and venture capital. In his most recent role, Mr. Phillips served as Senior Vice President, Chief Financial Officer and Treasurer of Novavax, where he led financial operations and was part of the executive team responsible for corporate strategy and mergers and acquisitions. While at Novavax, Mr. Phillips managed operating expense growth from $50 million to more than $270 million per year, and successfully raised more than $800 million in multiple equity and debt financings. Prior to Novavax, Mr. Phillips was Senior Vice President and Chief Financial Officer at Micromet, which was acquired by Amgen in 2012 for $1.2 billion. Earlier in his career, Mr. Phillips served as Managing Director at Vector Fund Management, and Biotechnology Analyst and Director of Venture Investments at Invesco Funds Group. Mr. Phillips has a Bachelor of Arts in economics from the University of Colorado at Boulder.

Ms. Lovejoy has nearly two decades of experience in global drug development, specializing in oncology. Most recently, she led global regulatory strategy as Senior Vice President, Global Regulatory Affairs and Head of Quality at Sierra Oncology. Earlier in her career, Ms. Lovejoy held roles of increasing responsibility at Endocyte, including Global Vice President of Regulatory Affairs, and at Genentech, where she served as regulatory lead on the AVASTIN® team. Ms. Lovejoy has led cross-functional team activities from IND applications, implementation and conduct of global clinical trials, successful negotiations with FDA and EMA regarding complex pivotal trials, to the submission and review of marketing applications. Ms. Lovejoy has a Master of Science in Regulatory Affairs from San Diego State University, and a Bachelor of Science in Organizational Behavior from the University of San Francisco.

In addition, G1 announced that Chief Business Officer Greg Mossinghoff will depart the Company in January of 2018 to pursue an opportunity with an early stage therapeutics company.

“Greg has played a key role in building G1 from the ground up,” added Dr. Velleca. “I would like to thank Greg for his many contributions to G1 and wish him continued success.”

About G1 Therapeutics

G1 Therapeutics, Inc., is a clinical-stage biopharmaceutical company focused on the discovery and development of novel therapeutics for the treatment of cancer. G1’s two clinical assets, trilaciclib and G1T38, are CDK4/6 inhibitors, a validated and promising class of targets for anti-cancer therapeutics. Trilaciclib and G1T38 have broad therapeutic potential in many forms of cancer and may serve as the backbone of multiple combination regimens. In addition, G1 is advancing G1T48, a potential first/best-in-class oral selective estrogen receptor degrader, or SERD, which is targeted for the treatment of ER+ breast cancer.

G1 is based in Research Triangle Park, N.C. For additional information about G1, please visit www.g1therapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release include, but are not limited to, the therapeutic potential of trilaciclib, G1T38 and G1T48, and the timing for data readouts regarding G1 Therapeutics’ product candidates, and are based on G1 Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause G1 Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in G1 Therapeutics’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; G1’s ability to complete clinical trials for, obtain approvals for, and commercialize any of its product candidates; G1’s ability to recruit and enroll patients in our studies; competition in the industry in which we operate; and market conditions. Except as required by law, G1 Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contacts:

Investors:

Robert Uhl

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

Media:

Laura Bagby

6 Degrees Communications

312-448-8098

lbagby@6degreespr.com